Exhibit 99
Subject: Recent business highlights and commentary
Pictured above: Continuously improving: The shroud packaging team in Hungary at work on the “crating problem.” Images credit: FieldCore.

Dear Investor,

We hope this note finds you well.

Seven weeks into 2022, we wanted to share some business highlights that reflect how we’re running GE better with a focus on driving operational improvements, innovation, sustainability, and profitable growth:
•Aviation signed a new order with Qatar Airways for GE9X engines as part of the airline’s global launch of up to 50 Boeing 777-8 Freighters. The order is valued at more than $6.8 billion, including GE9X and GE90-115B engines and a services agreement. Additionally, Aviation is partnering with Boeing to support flight tests of GE’s hybrid electric propulsion system using a modified Saab 340B aircraft and CT7-9B turboprop engines.
•Healthcare signed a 10-year partnership agreement with Circle Health Group, the largest independent healthcare provider in the UK, to provide intelligent devices, data analytics, applications and services to the company’s national network of more than 50 hospitals. The agreement illustrates our commitment to advancing precision health, as it will empower Circle’s clinicians to make faster, more targeted, and more informed decisions in the diagnosis, treatment and monitoring of patients.
•We continue to support our customers through the energy transition to meet increasing energy demand and their net zero ambitions. On February 7, Renewable Energy opened a new Renewable Hybrids factory in Vallam, India. “This world-class facility has been developed following the Lean principles of reducing waste and improving productivity, making it well suited to respond to customer demand,” said Prakash Chandra, CEO of Renewable Hybrids. And we continue to build momentum in developing breakthrough technologies the world needs, such as carbon capture. Just this week, the U.S. Department of Energy awarded $5.7 million for a GE Gas Power-led FEED study for a carbon capture technology integration project targeting to achieve 95% reduction of carbon emissions.
In light of recent commentary from other companies, a number of investors and analysts have been asking us for additional color about what we are seeing so far in the first quarter. As part of GE’s standard operating processes, we’re spending time conducting operating reviews with our businesses this month. While we are seeing progress on our strategic priorities, we continue to see supply chain pressure across most of our businesses as material and labor availability and inflation are affecting Healthcare, Renewable Energy and Aviation. Although varied by business, we expect these challenges to persist at least through the first half of the year. While these pressures are

Exhibit 99
included within the annual guidance we have provided (HSD organic growth*, 150bps+ organic margin expansion*, $2.80-$3.50 EPS*, $5.5-$6.5B free cash flow*), the magnitude of these challenges likely present pressure to overall growth*, profit* and FCF* through the first quarter and the first half, beyond typically expected seasonality.
As a result, supply chain headwinds may continue to partially mask the significant progress we are making across our businesses. Nonetheless, we continue to see that progress on multiple fronts, including how we run our operations with a lean mindset, rallying around SQDC (Safety, Quality, Delivery and Cost), and delivering for our customers. We are focused on mitigating these pressures through pricing and cost actions, and with lean.
We are delivering improvements, for example in Aviation where lean is improving first-time yields. In Healthcare, we are qualifying alternative parts to help with shortages. In Renewable Energy, we are being more selective in our deals and ensuring adequate price in an inflationary environment. While these improvements will take time to show in our results, we continue to see strong demand which will support our growth throughout the year.

As a reminder, GE will attend the Barclays and Citi Industrial Conferences next week on February 23 and will hold our 2022 Investor Day including more detail on our 2022 company outlook on March 10. The meeting will be on-site at our Power and Aviation plants in Greenville, South Carolina, with the presentation portion also available virtually.

As always, please stay safe, thank you for your interest in GE, and we welcome your feedback.

Best,
Steve
*Non-GAAP Financial Measure: The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures are included in our annual report on Form 10-K and our fourth quarter earnings release.

This document contains "forward-looking statements." For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see https://www.ge.com/investor-relations/important-forward-looking-statement-information as well as our annual report on Form 10-K for year ended December 31, 2021.